Exhibit 10.7

新鴻基地產(銷售及租賃)代理有限公司
Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited

DUPLICATE

Our Ref: OL/WTC/3201-3203
Company Licence No: C-073185
In reply ☞ Please quote our reference number on the letter and envelope. Direct Fax : 2827 0821

24 June 2024

GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
14/F, Edward Wong Tower,
910 Cheung Sha Wan Road,
Lai Chi Kok, Kowloon.

Attn: Mr. Ng Hon Kin

Dear Sirs,

Re: Tenancy Renewal
Rooms Nos. 3201-3203, 32/F, The World Trade Centre, 280 Gloucester Road, Causeway Bay, Hong Kong ("the said premises")

We refer to the renewal of the tenancy in respect of the said premises and would like to confirm the Landlord's offer for the said renewal on the broad terms and conditions as follows:-

1. Landlord: MARKET CENTURY GLOBAL LIMITED

2. Landlord's Agent: Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited,
Room 408, 4/F, Sun Hung Kai Centre,
30 Harbour Road, Hong Kong.

3. Tenant: GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
14/F, Edward Wong Tower,
910 Cheung Sha Wan Road,
Lai Chi Kok, Kowloon.

4. Premises: Rooms Nos. 3201-3203, 32/F,
The World Trade Centre,
280 Gloucester Road,
Causeway Bay, Hong Kong.

5. Gross Area: Approx. 6,900 sf (G).

6. Term: Three (3) years commencing on 12 July 2024 and expiring on 11 July 2027 (both days inclusive) ("the said term").

GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
Attn: Mr. Ng Hon Kin

7.	Rent:	HK$262,200.00 [i.e. approx.@HK$38.00 psf (G)] per month, payable monthly in advance on the 1st day of each and every calendar month during the said term (exclusive of service and management charges, rates and all other outgoings, which are payable by the Tenant).
8.	Service and Management Charges:	Currently at HK$51,060.00 per month (inclusive of provision of management service and standard hours of air-conditioning supply), payable monthly in advance on the 1st day of each and every calendar month during the said term and subject to revision prior to the commencement of and during the said term. The Landlord's standard hours of air-conditioning supply will be from 0800 hours to 1900 hours daily from Mondays to Fridays and from 0800 hours to 1300 hours for Saturdays. No standard hours of air-conditioning supply is provided on Sundays and Public Holidays. The Tenant's demand for extra air-conditioning outside the abovesaid hours shall be subject to the Landlord's approval and surcharge therefor imposed by the Landlord or the manager of the said building.
9.	Government Rates:	At the Tenant's account, subject to revision from time to time.
10.	Deposit:	A deposit equivalent to Three (3) months' rent and service and management charges at HK$939,780.00 ("the Deposit"). The existing deposit of HK$1,208,880.00 currently held by the Landlord under the existing tenancy agreement shall be transferred and be applied to pay the Deposit payable hereunder and the balance of existing deposit of HK$269,100.00, after deduction of all outstanding claims and charges, if any, to be credited to your account with the Landlord to settle any outstanding rent and charge payable by the Tenant for the said term.
11.	Tenancy Agreement:	It is a condition of the agreement constituted by your acceptance of the offer made herein that the Renewal Tenancy Agreement ("the Tenancy Agreement") shall be signed by you on or before 11 July 2024. The Tenancy

Agreement shall be in the standard form set and adopted by the Landlord, and no amendment thereto by you shall be entertained. If the Tenancy Agreement is not signed by you and returned to us on or before the said date and/or if you have breached any term or condition hereof, the agreement constituted as aforesaid shall be considered to have been breached by you and the Landlord shall be entitled to cancel and terminate this renewal of letting and the said agreement with immediate effect by notice to you in writing and (if any) the Deposit paid will be forfeited as liquidated damage, but not penalty, to compensate the loss sustained by the Landlord in keeping the said premises available to you, but without prejudice to the Landlord's right to make claim against you for damages not being set off or covered by (if any) any Deposit forfeited or to, as the Landlord will deem fit so to do as an alternative remedy, enforce performance of the said agreement by you.

12. Legal Cost, Stamp Duty & Disbursement: Each party shall pay its own legal costs but stamp duty shall be shared equally between the parties. The Tenant shall also pay to the Landlord a sum of HK$800.00 as contribution towards the disbursement incurred in this renewal of letting.

13. User: For Office use only.

14. Rent-free Period: There shall be no rent-free period during the said term.

15. Condition of the Premises: The Tenant shall take the said premises in its "as-is" state and condition.

The Tenant shall at its own costs and expenses remove all fittings, fixtures and furniture within the said premises (save and except the Landlord's fixtures and fittings) and reinstate the said premises to a "bare shell" state and condition acceptable to the Landlord and shall reinstate the ceiling system(s) of the said premises on Landlord's standard open plan layout or to such state, layout and condition as the Landlord may then instruct the Tenant and deliver to the Landlord vacant possession of the said premises reinstated as abovesaid together with the Landlord's standard

GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
Attn: Mr. Ng Hon Kin

provisions as shown below in good and tenantable condition and repair to the satisfaction of the Landlord upon the expiry or early termination of the tenancy:-

- Glass entrance door(s);
- Suspended ceiling with standardized layout of diffuser(s);
- Fluorescent tubes and trough fittings (but excluding wiring);
- Sprinkler head(s); and
- VAV unit(s).

16. Rights of Third Party:

(a) Save as provided in sub-clause (b) below, the Landlord and the Tenant do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623) (the "Rights of Third Parties Ordinance").

(b) Subject to the provisions contained in this Clause, each of the following third parties (each being a "Designated Third Party") shall have the benefit of and may enforce this Agreement pursuant to the Rights of Third Parties Ordinance:-

(i) the manager of the said building; and

(ii) the Landlord's successor(s) in title and assign(s).

(c) This Agreement may be varied from time to time or (where such right of rescission exists) rescinded without the consent of any Designated Third Party or any other person who is not a party to this Agreement and section 6(1) of the Rights of Third Parties Ordinance shall not apply to this Agreement.

17. Special Condition(s):

(1) If the Tenant wants to alter the existing layout, the Tenant shall submit all detailed plan for such alteration and internal partitioning proposals including electrical and mechanical layouts to the Landlord for its prior

approval and shall not commence any fitting out work prior to the obtaining of such approval.

(2) The Tenant acknowledges that the Landlord shall have the right to carry out renovation and/or alteration and/or addition works within, outside and/or above the said building which may result in the making of noise and vibration and emission of dust and other substances and other forms of disturbance and that fitting out works will be carried out by the Landlord and/or other tenants (including but not limited to alteration works and mechanical and electrical works) which may cause inconvenience to the Tenant and the Tenant hereby agrees that it shall not make any complaint and shall not be entitled to any abatement of rent or any claims/compensation of whatever nature against the Landlord or its agent(s) or the manager of the said building in relation to the said works.

(3) The Tenant shall at its own costs apply for and obtain all necessary licence and approval of the relevant Government authorities and comply with all licensing requirements in relation to the conduct of its business at the said premises.

(4) It is mutually agreed that if at any time any Government authority in its opinion raises objection that the Tenant has violated the permitted user of the said premises as aforesaid (i.e. Office), the Landlord shall have the absolute and express right to terminate this tenancy by giving to the Tenant not less than one (1) month's prior notice or, if such Government authority(ies) require(s) the said violation to be rectified on or before certain date ("the Deadline Date"), to terminate this tenancy absolutely on the day immediately before the Deadline Date by giving to the Tenant (i) notice thereof in writing or (ii) further notice thereof in writing superseding, if any, the abovesaid 1-month termination notice which will expire only after the Deadline Date, whereupon this Agreement shall

GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
Attn: Mr. Ng Hon Kin

absolutely determine and neither party shall have any claims against each other. The Deposit paid under this tenancy shall be refunded to the Tenant by the Landlord without interest or compensation within forty-five (45) days after the determination of this tenancy.

(5) The Tenant agrees not to display within or on the exterior of the said premises any writing sign or other device whether illuminated or not which may be visible from outside the said premises. The Tenant shall rectify the breach of this condition to the satisfaction of the Landlord within seven (7) days upon service of notice by the Landlord. If the Tenant fails to comply with this condition to the reasonable satisfaction of the Landlord within seven (7) days of the notice being given by the Landlord to the Tenant, the Landlord shall be entitled to either (a) carry out such works for the Tenant and the Tenant shall reimburse the Landlord for all costs reasonable incurred for such works or (b) forfeit the Deposit and re-enter on or upon the said premises and thereafter, this Agreement shall absolutely determine but without prejudice to the right of action for loss and damages sustained by the Landlord in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the terms of this Agreement.

(6) The Tenant shall install at its own costs and expenses sufficient sound-proofing and insulation material within the said premises and not to cause or produce or permit or suffer to be produced at any time in the said premises any music or noise or vibration (including sound produced by broadcasting from radio, television or any apparatus or equipment capable of producing and reproducing sound) so as to be audible outside the said premises or any vibration or resonance or other form of disturbance nor to emit transmit or receive any microwaves by any unlicensed means of telecommunication or in any manner in contravention

GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
Attn: Mr. Ng Hon Kin

of the Telecommunications Ordinance (Chapter 106) or in interference with the use and enjoyment of broadcasting from radio or television of other owners, tenants or occupiers of adjacent or neighbouring premises or to do or cause or permit or suffer to be done any other acts or things in or on the said premises which is or are or may be or become a nuisance or annoyance to the owners, tenants or occupiers of adjacent or neighbouring premises or give rise to a cause for reasonable complaint and it is agreed that a persistent breach by the Tenant of the terms of this Clause after warning in writing has been given by the Landlord and/or the manager of the said building to the Tenant shall amount to a material breach of this Agreement justifying the Landlord exercising its rights of re-entry hereunder.

(7) The Tenant undertakes not to, and shall cause its authorised agents and representatives not to, (a) disclose the existence or any terms and conditions of this Agreement to any third party without the prior written consent of the Landlord, which may be given or withheld at the Landlord's absolute discretion and (b) submit this Agreement to any Government authority or registry (including the Land Registry and Companies Registry) for filing or registration purpose.

(8) The Landlord shall have the right to terminate the tenancy at any time during the said term by giving at least six (6) months' prior written notice in the event that the Landlord resolves to enter into a contract for sale of the said premises or the said building or any part thereof or shall resolve to demolish, rebuild or refurbish the said premises or the said building or any part thereof. The Tenant shall not be entitled to any compensation or claim against the Landlord in such event. For the purpose of this Clause, a copy of Resolution of the Landlord's Board of Directors or a copy of the sale contract certified by its Secretary to be true and correct copy shall be conclusive evidence of

GRAND CENTURY HOLDING COMPANY LIMITED
trading as DOCTOR'S CONCEPT & BEHEALTH
Attn: Mr. Ng Hon Kin

the Landlord's entitlement to exercise their rights under this Clause.

Trusting the above terms and conditions are acceptable to you, we shall be glad if you could confirm your acceptance of the said terms and conditions by signing and returning the duplicate copy of this letter to us on or before 2 July 2024, failing which this offer will lapse automatically. We stress that time shall be of the essence hereof. Your acceptance hereof in the said manner shall constitute valid and binding agreement between you and the Landlord for the renewal of letting of the said premises on the broad terms and conditions contained herein.

Yours faithfully,
For and on behalf of
Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited
(Agent for the Landlord)

BONNIE YIK
Senior Leasing Manager
Office Leasing Department

BY/KI
Encl

We confirm our acceptance to the above terms and conditions

For and on behalf of
GRAND CENTURY HOLDING COMPANY LIMITED
盛譽控股有限公司

(Signed with Co. Chop) Authorized Signature(s)

Date: